Exhibit 10.4

April 17, 2012

PeterEdison

Dear Peter:

The 2012 bonus plan reflects the goals for our company this coming year.  Your bonus is based on pre-tax profit for the company in 2012.

35.00%	of your cumulative salary if the company achieves a pre-tax profit of	$ 1
42.50%	of your cumulative salary if the company achieves a pre-tax profit of	$1,000,000
57.50%	of your cumulative salary if the company achieves a pre-tax profit of	$2,000,000
85.83%	of your cumulative salary if the company achieves a pre-tax profit of	$3,000,000
99.17%	of your cumulative salary if the company achieves a pre-tax profit of	$4,000,000

In addition, you will earn 12.5% of your cumulative salary if, in the opinion of the Compensation Committee, you meet the goals outlined in the document provided to you separately and the company makes a pre-tax profit of at least $1.

I will send a quarterly update in conjunction with our earnings announcement to update you on the performance of the company versus the bonus plan.

The 2012 bonus period covers the fiscal months of February 2012 through January 2013.  You must be an active employee of Bakers Footwear Group at the time the bonus is paid to be eligible to receive your bonus.

Sincerely,

Timothy Finley
Chairman, Compensation Committee

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